Exhibit 4.4
WARRANT
THE WARRANT EVIDENCED HEREBY AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO A SHAREHOLDER AGREEMENT BY AND AMONG ZARS, INC. AND THE SHAREHOLDERS OF ZARS, INC.
THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO ZARS, INC., QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.
ZARS, INC.
Stock Purchase Warrant
     ZARS, Inc., a Utah corporation, and any successors thereto (the “Company”), hereby certifies that, for value received, Zions First National Bank, or assigns (the “Holder”), is entitled to purchase from the Company, subject to the terms set forth below, at the price of Nine AND 20/100ths Dollars ($9.20) per share (the “Exercise Price”), up to Eleven Thousand Seven Hundred (11,700) shares of the Company’s voting common stock, par value $0.12 (the “Warrant Stock”). This Warrant is herein called the “Warrant,” and is issued under and in accordance with a Loan Agreement of even date herewith (the “Loan Agreement”), between the Company and Zions.
     It is anticipated that the Company will participate in a reverse merger with Zars Pharma, Inc., a Delaware corporation (the “Surviving Company”), whereby the Company will merge with and become part of the Surviving Company (the “Merger”).
          1. Shares of Common Stock. This Warrant shall, when exercised pursuant to the terms hereof, entitle the Holder to purchase 11,700 share of the Company’s voting stock (the “Common Stock”) as adjusted as provided herein, which, as of the date of the Loan Agreement, represents 0.1% of the total issued and outstanding Common Stock on a fully diluted basis (the “Stock Percentage”).
          2. Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock for which no adjustment is made pursuant to Section 10 hereof (the “Purchase Rights”), then upon exercise of this Warrant, the Company shall grant, issue or sell (as the case may be) to the Holder the aggregate Purchase

Rights which such Holder would have acquired if such Holder had held the number of shares of Warrant Stock acquired upon such exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          3. Exercise of Warrant. The purchase rights evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its offices at 1455 West 2200 South, Suite 300, Salt Lake City, Utah or such other location as the parties may agree, accompanied by payment, in cash, by certified or official bank check or by wire transfer of an amount equal to the Exercise Price multiplied by the number of shares being purchased pursuant to such exercise of the Warrant. This Warrant may be exercised for less than the full number of shares of Warrant Stock, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor calling for the number of shares of Warrant Stock as to which rights have not been exercised, such Warrant or Warrants to be issued in the name of the Holder.
          4. Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder hereof a certificate or certificates for the number of fully paid and non-assessable shares to which such Holder shall be entitled upon such exercise. The Company agrees that the shares so purchased shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.
          5. Exercise Date and Term of Warrant. Holder shall have from the Date of this Warrant until June 30, 2017, in which to exercise this Warrant, at which time all of the Holder’s rights hereunder shall terminate.
          6. Shareholder Agreement. Upon exercise of this Warrant and at the request of the Company, the Holder shall execute and deliver to the Company a Shareholder Agreement or Statement of Acceptance thereof prior to the transfer or delivery of any shares and prior to the expiration of the Exercise Period. The Company shall have no obligation to transfer or deliver the shares issued pursuant to this Warrant unless or until the Holder executes and delivers the foregoing to the Company.
          7. No Impairment. The Company will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant and all other Warrants at the time outstanding.
          8. Reservation of Stock, Etc., Issuable on Exercise of Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant, and all other Warrants at the time outstanding.
          9. Registration Rights. The Company agrees to use its best efforts to amend the Second Amended and Restated Registration Rights Agreement, dated as of August 30, 2004 (the “Registration Rights Agreement”) to provide that the Warrant Stock shall have the registration rights, and be deemed “Registrable Securities,” pursuant to and as set forth in the Registration Rights Agreement.
10.	Adjustment upon Change in Capitalization, Payment of Stock Dividend, Merger, Consolidation or Other Business Combination.
               10.1. Change in Capitalization; Stock Dividend. In case, prior to the expiration of this Warrant by exercise or by its terms, the Company shall issue any shares of its stock as a share dividend or subdivide the number of outstanding shares of stock into a greater number of shares, then, in either of such cases, the Exercise Price per share of the stock purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately reduced and the number of shares at the time purchasable pursuant to this Warrant shall be proportionately increased; and conversely, in the event the Company shall contract the number of outstanding shares of stock by combining such shares into a smaller number of shares, then, in such case, the Exercise Price per share of the stock purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately increased and the number of shares at that time purchasable pursuant to this Warrant shall be proportionately decreased. If the Company shall, at any time during the life of this Warrant, declare a dividend payable in cash on its stock and shall at substantially the same time offer to its shareholders a right to purchase new shares of stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all shares of stock so issued shall, for the purpose of this Warrant, be deemed to have been issued as a share dividend. Any dividend paid or distributed upon the stock in shares of any other class or securities convertible into stock shall be treated as a dividend paid in shares of stock to the extent that shares of stock are issuable upon the conversion thereof.

               10.2. Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction which is effected in such a way holders of stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for stock is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that any successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Stock issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Stock were outstanding on the record date for the Organic Change and subsequent closing. The Exercise Price per share of the stock purchasable pursuant to this Warrant in effect at the time of such action and the number of shares at the time purchasable pursuant to this Warrant shall be adjusted accordingly. The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change (including a purchaser of all or substantially all of the Company’s assets) assumes by written instrument the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire upon exercise of Warrants.
               10.3. Zars Pharma Merger. Both the Company and the Surviving Company hereby expressly covenant and warrant, (a) that this Warrant shall survive the Merger, (b) that, upon the Merger, the Holder’s right to purchase the number of shares of the Company as to which this Warrant remains unexercised shall become the Holder’s right to purchase shares of the Surviving Company subject to any adjustment pursuant to this Section 10, and (c) that, upon the Merger, the Surviving Company expressly assumes the obligations of the Company hereunder.
               10.4. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 10 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding any Permitted Issuance), then the Company’s Board of Directors shall exercise their reasonable judgment consistent with the fundamental intent of such provisions in making an appropriate adjustment in the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant so as to protect the rights of the Holder of this Warrant.
               10.5. Dividend Record Date. In case:
                    (i) the Company shall take a record of its shareholders for the purpose of entitling the holders of its stock to receive a dividend payable otherwise than in cash, or any other distribution in respect of the stock (including cash), pursuant to, without limitation, any spin-off, split-off, or distribution of the Company’s assets; or

                    (ii) the Company shall take a record of its shareholders for the purpose of entitling the holders of its stock to subscribe for or purchase any shares of any class or to receive any other rights; or
                    (iii) of any classification, reclassification, or other reorganization of the shares which the Company is authorized to issue, consolidation or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company; or
                    (iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Company;
then, and in any such case, the Company shall mail to Zions or the Holder, as the case may be, at least 30 days prior thereto, a notice stating the date or expected date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or the date on which such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place, as the case may be. Such notice shall also specify the date or expected date, if any is to be fixed, as of which holders of record of stock shall be entitled to participate in such dividend, distribution, or rights, or shall be entitled to exchange their stock for securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be.
               10.6. Liquidation. If the Company at any time while this Warrant shall remain unexpired and unexercised shall sell all or substantially all of its property or dissolve, liquidate, or wind up its affairs, Zions or the Holder, as the case may be, may thereafter receive upon exercise hereof, in lieu of each share of stock of the Company which it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of stock of the Company.
          11. Stock. All shares of stock issuable by the Company upon the exercise of the Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed under the laws of the United States of America or of any State or any political subdivision or taxing authority of the United States of America or of any State in respect of the issue or delivery thereof or of other securities deliverable upon exercise of warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of stock or other securities to any person or party other than the Holder of the Warrant as and when exercised, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s satisfaction that no tax or other charge is due.

          12. Transfer. Subject to the provisions of applicable federal and state securities laws and to receipt by the Company of a reasonably satisfactory and customary opinion of Zions’ counsel to the effect that such transfer is not subject to the registration requirements of federal or applicable state securities laws, this Warrant Certificate and all rights hereunder are transferable by any holder hereof in whole or in part, on the records of the Company, upon surrender of this Warrant Certificate duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the holder hereof or his attorney duly authorized in writing, and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred. Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that this Warrant Certificate when duly endorsed in blank shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof in the records of the Company, any notice to the contrary notwithstanding, but until such transfer on such records, the Company may treat the registered holder hereof as the owner for all purposes.
          13. Transfer of the Warrant. Zions shall be permitted to disclose to any party to which it proposes to transfer the Warrant such financial and other information as Zions has or may have in its possession regarding the Company and its subsidiaries, including without limitation any financial and other information provided to Zions in its capacity as lender to and creditor of the Company and of the Company’s subsidiaries, and including without limitation financial and other information provided to Zions pursuant to the provisions of the Loan Agreement; provided that the party to which such information is disclosed shall have agreed in advance in writing for the benefit of the Company to receive and hold such information confidentially.
          14. Assignment or Transfer Prohibited. The benefit of this Warrant Certificate and of the Warrant represented hereby may not be assigned or in any other manner transferred and the obligations may not be delegated, except by Zions and assigns as provided herein. Subject to the foregoing limitation upon assignment and delegation, this Warrant Certificate shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, agents, heirs, and assigns.
          15. Miscellaneous.
               a. Qualified Institutional Buyer. Zions represents to the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended.

               b. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.
               c. Enforcement. In the event of a dispute between the parties arising under this Warrant Certificate, the party prevailing in such dispute shall be entitled to collect such party’s costs from the other party, including without limitation court costs and reasonable attorney’s fees.
               d. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that the same may be specifically enforced.
               e. Rights Prior to Exercise. Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions.
               f. Subdivision of Rights. This Warrant (as well as any new warrants issued pursuant to the provisions of this paragraph) is exchangeable, upon the surrender hereof by the Holder, at the principal office of the Company for any number of new warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock of the Company which may be subscribed for and purchased hereunder.
               g. Mailing of Notices, Etc. All notices and other communications from the Company to the Holder shall be mailed by first-class certified mail, postage prepaid, to the address furnished to the Company in writing.
               h. Headings, Etc. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.
               i. Change, Waiver, Etc. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
               j. Governing Law. This Warrant shall be construed and enforced in accordance with the laws of the State of Utah.

               k. Severability. In the event any one or more of the provisions contained in this Warrant Certificate shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision hereof and this Warrant Certificate shall be construed as if such invalid, illegal or unenforceable provision were not contained herein; provided that the Warrant Certificate as so modified preserves the basic intent of the parties.
               l. Entire Agreement. This Warrant Certificate and any exhibits and schedules attached hereto, together with the Loan Agreement and related loan documents, constitute the entire agreement between the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein. This Warrant Certificate supersedes all prior agreements between the parties hereto relating to all or part of the subject matter herein. No representations, oral or written, modifying or contradicting the terms of this Warrant Certificate have been made by any party except as contained herein. This Warrant Certificate may not be amended, modified or canceled except as provided herein or by written agreement of the parties signed by the party against whom enforcement is sought.

ZARS, INC., a Utah corporation

By:	/s/ Robert Lippert

Name: Robert Lippert
Title: CEO

ZARS PHARMA, INC., a Delaware corporation

By:	/s/ Robert Lippert

Name: Robert Lippert
Title: CEO
Dated: June 30, 2007

[To be signed only upon exercise of Warrant]
To ZARS, Inc.
     The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                      shares of Common Stock of ZARS, Inc. and herewith makes payment of $                     therefor, and requests that the certificates for such shares be issued in the name of, and be delivered to the undersigned, whose address is                     .
Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address